Exhibit 99.4

Share Purchase Agreement

Jurchen Investment Corporation, (the “Seller”) does hereby agreed to sell to CGY Investments Limited (the “Purchaser”), 446,152 Class A Ordinary Shares and 4,015,367 Class B Ordinary Shares for total consideration of USD1.00 in the capital of Aptorum Group Limited, a Cayman Islands company and the Purchaser does hereby agree to take such shares subject thereto as aforesaid.

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

_____________________________ Signed by:________________ For and on behalf of Jurchen Investment Corporation Seller	_____________________________ Signed by:_____________________ For and on behalf of CGY Investments Limited Purchaser
_____________________________ Witnessed by: Address: _____________________________ Dated:	_____________________________ Witnessed by: Address: _____________________________ Dated: